Exhibit 10.4

STATE OF GEORGIA COUNTY OF CHATHAM	LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into effective as of December 31, 2002, by and between SAVANNAH CHATHAM PARKWAY PROPERTY, LLC, a Georgia limited liability company (“Lessor”), and MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company (“Lessee”).

1. PROPERTY LEASED. Lessor does hereby rent and lease to the Lessee that property commonly known 1375 and 1425 Chatham Parkway, Savannah, Georgia (the “Property”), containing approximately 33.08 acres of land more particularly described on Exhibit “A” attached hereto, together with all buildings and improvements located thereon.

2. TERM. The Property shall be leased for a term commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2012.

3. RENTAL. Lessee shall pay Lessor annual base rent in the amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00). Such rent shall be paid in equal monthly installments beginning on January 1, 2003, and continuing on the first date of each subsequent month during the term of this Lease. Beginning on January 1, 2004 and on January 1 of each consecutive year of the lease term, as defined in paragraph 2 above, the annual base rent shall increase by the lesser of (i) four percent (4.0%), and (ii) by the percentage increase in the Consumer Price Index for all urban consumers (CPI-U) (All Items 1982-84=100) for the preceding calendar year.

Notwithstanding the foregoing, the minimum base rent (“Minimum Rent”) under this Lease (net of all taxes and insurance) shall be an amount equal to One Hundred and Fifteen percent (115%) of (i) regular payments of principal and interest (excluding balloon principal payments) on a loan to be entered into by Lessor and SouthTrust Bank in the amount of EIGHT MILLION TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($8,200,000.00) to be secured by the Property, and all renewals, extensions, and refinancings of the same, and (ii) regular payments of principal and interest (excluding balloon principal payments) on a loan to be entered into by Lessor and SouthTrust Bank (or another lender) for the construction of an office building for Lessee as described below, and all renewals, extensions, and refinancings of the same. In the event that Lessor notifies Lessee that the sum of the base rent payments paid in any calendar year falls short of the Minimum Rent, Lessee shall immediately pay to Lessor the difference between the Minimum Rent and the base rent paid by Lessee for such year. All rental payments shall be delivered to Lessor at the following address:

SAVANNAH CHATHAM PARKWAY PROPERTY, LLC

725 Broad Street

Augusta, GA 30901

ATTN: Will S. Morris IV

4. IMPROVEMENTS BY LESSOR. Lessor has agreed to construct an office building on the Property in accordance with plans approved by Lessee. Such construction will take place on a schedule and budget acceptable to Lessor and Lessee. Lessee acknowledges that such construction shall be financed by Lessor and that the Minimum Rent shall increase by an amount necessary to service the debt on such financing.

5. IMPROVEMENTS BY LESSEE. Lessee shall be responsible for all improvements to the Property which Lessee deems necessary for its intended use. All improvements made by Lessee shall become the property of Lessor. Lessee shall provide Lessor with such receipts and/or other evidence of payment for said improvements as Lessor may request. Lessee agrees to indemnify and hold Lessor harmless for any costs or damages associated with Lessee’s improvements. Lessee shall provide Lessor with the proof of payment for any said improvements. All improvements must be approved by Lessor prior to construction.

6. REPAIRS AND MAINTENANCE. All repairs, maintenance and replacement of any structural parts that need replacing during the term of this Lease or any extension hereof shall be the sole expense and responsibility of Lessee, at no cost to Lessor. Such repairs, maintenance and replacement shall include, but not be limited to, the heating and air conditioning systems, hot water system, plumbing, roof, parking lot and the personality and other fixtures on the Property.

7. USE OF PROPERTY. The Property shall not be used for any illegal purposes, nor in violation of any valid regulation of any governmental body.

8. ENTRY FOR CARDING. Lessor may card Property “For Rent” or “For Sale” thirty days before the termination of this lease. Lessor may enter the Property at reasonable hours to exhibit the Property to prospective purchasers or tenants and to inspect the Property to insure that Lessee complies with its obligations hereunder.

9. DEFAULT. If Lessee shall fail to pay the monthly rent by the fifth day of each month, Lessee shall pay a late charge equal to 5.0% of the monthly rental payment due hereunder. Should the Lessee default in performance of any of its obligations, including payment of rent when due, and fail to cure such default within five (5) days after having been given written demand therefor by Lessor, the Lessor may, at its option, (a) declare all future installments of rent to be immediately due and payable and proceed to collect the same, and unless payment thereof is made as demanded, the Lessor may take possession of the Property and the Lessee shall have no further rights hereunder; or (b) the Lessor may declare this Lease terminated and re-enter and take possession of the Property without any legal proceedings and thereby cancel the Lease. The Lessor may, under alternative (b) sublet the Property at the best price obtainable by reasonable effort on his part, under private negotiations, and the Lessee shall be liable to the Lessor for the difference, if any, between the rental price and the price obtained from another tenant. Such conduct on the part of the Lessor shall not, however, be construed as a breach of this contract, but it is understood that the Lessor will be acting as agent for the Lessee for the purpose of minimizing the damage and loss. The rights of the Lessor under this paragraph shall be cumulative and shall not be restrictive of any other rights under the law. Failure on the part of the Lessor to avail himself of this right at any particular time shall not constitute a waiver of his rights hereunder.

10. ASSIGNMENT OR SUBLETTING. Lessee may not, without the prior written consent of Lessor, assign this lease or any interest thereunder or sub-let the Property or any part thereof, or permit the use of the Property by any other entity. Consent of the Lessor to one assignment or sub-lease shall not destroy or waive this provision, and all later assignments and sub-leases shall likewise be made only upon the prior written consent of Lessor. Sub-tenants or assignees shall become liable directly to Lessor for all obligations of Lessee hereunder, without relieving Lessee’s liability.

11. DESTRUCTION OF OR DAMAGE TO PROPERTY. If the improvements on the Property are destroyed or damaged by storm, fire, earthquake, or other casualty rental shall abate in proportion as the improvements have been damaged and Lessor shall restore as speedily as practicable, but only to the extent of available insurance proceeds, whereupon rent shall recommence in proportion to the improvements that have been restored.

12. UTILITY BILLS. Lessee shall pay all utility bills for the Property, including but not limited to, electricity, fuel, light, water, sewer, heat, and/or power.

13. TAXES. Lessee shall pay all ad valorem real property taxes assessed against the Property. Lessee shall also pay all ad valorem personal property taxes assessed against any of its personal property located on or in the Property and any taxes related to Lessee’s business. Lessee shall maintain at its expense general liability insurance insuring the contents of the Property at its own expense.

14. INSURANCE.

(a) Lessor shall in no way be liable to any person, firm or corporation for any damages arising out of Lessee’s use of the Property. Lessee shall indemnify and hold harmless Lessor against any liability or loss arising out of any injury to (including the death of) any person or damage to any property belonging to Lessee or to any other person occurring in or about the Property, or occurring as a result, directly or indirectly, of any use of the Property.

(b) Lessee hereby agrees, at its own expense, to procure and at all times during the term of this Lease to continue in force public liability insurance, including product liability, on the Property with Lessor and Lessee being named insureds in such policy or policies of insurance, with limits reasonably acceptable to Lessor and to furnish to Lessor reasonable evidence of the existence of such insurance coverage.

(c) Lessee further agrees at its own expense to procure and at all times during the period of this Lease to continue in force, in the name of the Lessee and the holder of any mortgage covering the Property as the insureds, a fire and extended coverage insurance policy in an amount equal to the full replacement costs of the improvements to the Property. Said insurance policy shall include business interruption coverage in an amount reasonably necessary to protect the interests of Lessee and Lessor.

(d) Lessee agrees to hold harmless and indemnify Lessor against any loss suffered by Lessor due to inadequate insurance coverage. Lessee further agrees to advise Lessor annually, within thirty (30) days of the anniversary of this Lease, as to the amount of insurance and to provide a statement from the insurance carrier that the improvements are fully insured.

15. ATTORNEY’S FEES. If any rent owing under this lease is collected, or any obligation under this lease is enforced, by or through an attorney at law Lessee agrees to pay reasonable attorney’s fees.

16. ENTIRE AGREEMENT. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No failure of Lessor to exercise any power given Lessor hereunder, or to insist upon strict compliance by Lessee of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Lessor’s right to demand exact compliance with the terms hereof.

17. TIME OF ESSENCE. Time is of the essence of this agreement.

18. RIGHTS CUMULATIVE. All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law.

19. HOLDING OVER. If Lessee remains in possession after expiration of the term hereof, with Lessor’s acquiescence and without any distinct agreement of parties, Lessee shall be a tenant at will and there shall be no renewal of this lease by operation of law.

20. SURRENDER OF PROPERTY. At the termination of this lease, Lessee shall surrender Property and keys thereof to Lessor in the same condition as at commencement of the term, natural wear and tear excepted.

21. NOTICES. All notices required under this lease shall be deemed given three days after the same shall be mailed certified, return receipt requested to the other party at the following addresses, or such other addresses as shall be provided, in writing, by either party.

To Lessee:	MORRIS COMMUNICATIONS COMPANY, LLC
725 Broad Street Augusta, Georgia 30901 ATTN: Will S. Morris IV

To Lessor:	SAVANNAH CHATHAM PARKWAY PROPERTY, LLC
725 Broad Street Augusta, Georgia 30901 ATTN: Will S. Morris IV

22. DEFINITIONS. “Lessor” as used in this lease shall include Lessor’s representatives, assigns, and successors in title to the Property; “Lessee,” if this lease shall be validly assigned or sub-let, shall include Lessee’s successors and assigns and sub-lessees. “Lessor” and “Lessee” shall include male and female, singular and plural, corporation, partnership, or individual, as may fit the particular parties.

23. DUPLICATE ORIGINALS. This lease may be executed in duplicate, each of which will be deemed a duplicate original.

24. HEADINGS. The headings used in this lease agreement are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth herein.

25. MORTGAGES. This Lease shall be recorded prior to and shall be superior to any deed of trust, security deed, mortgage or other lien placed against the Property to secure a loan, and the lien thereof, and foreclosure of any such instrument shall not disturb this Lease. Any such instrument shall be subject to the provisions of this Lease. In the event of a foreclosure of any such instrument, or deed in lieu of foreclosure, Lessee shall attorn to the lender or purchaser, and its successors and assigns, and any such lender or purchaser, and its successors and assigns, shall attorn to Lessee.

IN WITNESS WHEREOF the parties have executed these presents the day and year first above written.

SAVANNAH CHATHAM PARKWAY PROPERTY, LLC, a Georgia limited liability company		MORRIS COMMUNICATIONS COMPANY, LLC, a Georgia limited liability company

By:		By:

	Will S. Morris IV As its President		Will S. Morris IV As Its President

	“Lessor”		“Lessee”